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                                  EXHIBIT 99.1

                      Interliant Announces Nasdaq Delisting

PURCHASE, NY, JULY 10, 2002 - Interliant, Inc. (Nasdaq:INIT), a leading provider of managed infrastructure solutions, announced it received notice late yesterday that its appeal to a Nasdaq Listing Qualifications Panel for continued inclusion of the Company's securities on The Nasdaq National Market was denied. As a result, the Company was advised that its securities will be delisted from The Nasdaq National Market effective with the opening of business today, Wednesday, July 10, 2002. Nasdaq further advised the Company that its securities are immediately eligible to be traded on the NASD-regulated OTC Bulletin Board (OTCBB).

"While we are disappointed that we no longer satisfy the requirements to trade on the Nasdaq National Market, we will continue to focus on our business of providing our customers with the best possible infrastructure solutions," said Bruce Graham, Interliant president and CEO.

About Interliant
----------------

Interliant, Inc. is a leading provider of managed infrastructure solutions, encompassing messaging, security and hosting plus an integrated set of professional services products that differentiate and add customer value to these core solutions. The company makes it easier and more cost-effective for its customers to acquire, maintain and manage their IT infrastructure via selective outsourcing. Interliant sells to the large/enterprise market through its direct sales force and to the small and medium-business market (SMB) through its INIT Branded Solutions program, which allows companies to private label its offerings. Headquartered in Purchase, NY, Interliant has forged strategic alliances and partnerships with the world's leading software, networking and hardware manufacturers, including Check Point Software Technologies Inc., DELL Computer Corporation, IBM and Lotus Development Corp., Microsoft, Oracle Corporation, Sun Microsystems Inc. For more information about Interliant, visit www.interliant.com

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Interliant and INIT Branded Solutions are trademarks of Interliant, Inc., in the
United States, other countries, or both. Other company, product, and service names may be trademarks or service marks of others.

         This press release contains forward-looking statements that can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "plan," "forecast" and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant's business strategy or an inability to execute Interliant's strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant's forward-looking statements and investors therefore should not consider any list of factors affecting Interliant's forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.